Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Mallinckrodt plc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary shares, par value $0.001 per share	457(c), 457(f)(1) and 457(f)(3)	21,529,761 shares (2)	N/A	$1,549,279,196.16 (3)	0.0001531	$237,194.65
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A		N/A
		Total Offering Amounts				$1,549,279,196.16		$237,194.65
		Total Fees Previously Paid						$0
		Total Fee Offsets						$0
		Net Fee Due						$237,194.65

(1)	This registration statement on Form S-4 (this “Registration Statement”) relates to the registration of ordinary shares (the “Mallinckrodt Shares”), par value $0.01 per share, Mallinckrodt plc (“Mallinckrodt”) issuable to shareholders of Endo, Inc. (“Endo”) in connection with the merger (the “Merger”) of Salvare Merger Sub, LLC with and into Endo, pursuant to the Transaction Agreement, dated as of March 13, 2025 (the “Transaction Agreement”), by and among the registrant, Salvare Merger Sub, LLC, a wholly owned subsidiary of the registrant, and Endo.

(2)	Represents the maximum number of Mallinckrodt Shares estimated to be issuable in connection with consummation of the Merger. The number of Mallinckrodt Shares being registered was calculated as the product obtained by multiplying (i) 76,563,872 shares of Endo common stock, par value $0.01 per share (“Endo Shares”), being the estimate for the maximum number of Endo Shares that could be outstanding immediately prior to the Merger and (ii) an exchange ratio of 0.2812 Mallinckrodt Share for each Endo Share entitled to receive Mallinckrodt Shares upon consummation of the Merger, being the estimate for the maximum exchange ratio in accordance with the terms of the Transaction Agreement.

(3)	Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) under the Securities Act, based on (i) the market value of the estimated maximum number of Endo Shares entitled to receive Mallinckrodt Shares upon consummation of the Merger, which is equal to the product of (a) the number set forth in clause (i) of the preceding footnote and (b) $21.28, the average of the high and low sale prices of Endo Shares on the OTCQX market on April 21, 2025, minus (ii) $80,000,000, which is the minimum aggregate amount of cash to be paid by Mallinckrodt in exchange for the cancellation of the Endo Shares in the Merger.